UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 22, 2016 (February 16, 2016)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2016, Steel Dynamics, Inc. (the “Company”) announced the creation of three new leadership positions which will coincide with the retirement of Richard P. Teets, Jr., a co-founder of the Company and its Executive Vice President of Steelmaking, and President and Chief Operating Officer of Steel Operations, each effective March 31, 2016.  Mr. Teets will provide consulting services to the Company through the end of 2016 and will remain a valuable member of the Company’s Board of Directors.

Senior Vice President, Downstream Manufacturing Group

Effective March 31, 2016, Christopher Graham, [51], will be promoted to Senior Vice President, Downstream Manufacturing Group. Since 2013, Mr. Graham has served as a vice president of the Company and the president of its fabrication operations. In his expanded role, Mr. Graham will continue to be responsible for the Company’s fabrication operations, but with the added responsibility of the Company’s other downstream manufacturing facilities. He will lead the Company’s strategic growth in the area of adding businesses that will utilize the Company’s metal products as raw material in the manufacture of other products.

Mr. Graham was part of the team that constructed the company’s first steel mill in 1994. He held various leadership positions within the Company’s steel group prior to moving into the fabrication operations in 2007. He was responsible for four operating fabrication plants from 2007 to 2010, at which point he also became the team leader responsible for overseeing the restructuring and integration of three acquired fabrication facilities, and in 2014 was made responsible for the Columbus Flat Roll Division integration. Mr. Graham earned a bachelor’s degree in business management from Western Governors University and a MBA from the University of Saint Francis.

Senior Vice President, Long Products Steel Group

Effective March 31, 2016, Glenn Pushis, [50], will be promoted to Senior Vice President, Long Products Steel Group. Since 2014, Mr. Pushis has served as a vice president overseeing the Company’s Butler Flat Roll Division and six flat roll coating facilities located in Indiana and Pennsylvania. In his new position, Mr. Pushis will be responsible for the Company’s four long product steel mills, which together have approximately 3.8 million tons of annual steelmaking capacity, producing specialized engineered bars, structural steel, railroad rail, merchant bars and other specialty steels, primarily serving the construction, transportation and industrial sectors.

Mr. Pushis was also part of the team that constructed the Company’s first steel mill in 1994. He held various leadership positions within the Company’s steel group, including the positions of general manager for the Engineered Bar Products Division from 2003 to 2007 and more recently, the Butler Flat Roll Division from 2007 to 2014. Mr. Pushis earned a bachelor’s degree in mechanical engineering from Purdue University and a MBA from Indiana University.

Senior Vice President, Flat Roll Steel Group

Effective March 31, 2016, Barry Schneider, [47], will be promoted to Senior Vice President, Flat Roll Steel Group. Since 2014, Mr. Schneider has served as a vice president overseeing the Company’s Engineered Bar Products and Roanoke Bar steel divisions. In his new position, Mr. Schneider will be responsible for the Company’s two flat roll steel mills and eight flat roll coating lines, which together have approximately 7.2 million tons of annual capacity, producing hot roll, cold roll and coated steel products, including a wide variety of specialty products, such as light gauge hot roll, galvanized and painted products.

Mr. Schneider was also part of the team that constructed the Company’s first steel mill in 1994, serving in several engineering and operational roles in the melt shop during the Company’s first five years of operations. He was the manager of the Butler Flat Roll Division’s hot strip mill and later the cold rolling and coating facilities from 2000 to 2007. Mr. Schneider then held the position of general manager for the Engineered Bar Products Division from 2007 to 2014. Mr. Schneider earned a bachelor’s degree in mechanical engineering and a Master of Science in engineering management from Rose-Hulman Institute of Technology.

Item 8.01.  Other Events.

On February 16, 2016, the Company issued a press release titled “Steel Dynamics Announces Management Appointments.”  The full text of the press release is furnished herewith as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	A press release dated February 16, 2016, titled “Steel Dynamics Announces Management Appointments.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler
Date: February 22, 2016	By:	Theresa E. Wagler
	Title:	Executive Vice President and
Chief Financial Officer